AFFILIATE STOCK PURCHASE AGREEMENT

THIS AFFILIATE STOCK PURCHASE AGREEMENT (“Agreement”) is made as of the 4th day of June, 2009, by and between GALLANT ENERGY INTERNATIONAL INC. (“Seller”) and LARA MAC INC. (“Purchaser”) with respect to 5,000,000 shares of restricted common stock TIGER RENEWABLE ENERGY LTD.

RECITALS

WHEREAS, the Seller is the owner of 5,000,000 restricted shares of common stock of TIGER RENEWABLE ENERGY LTD., a Nevada corporation (the "Company"); and

WHEREAS, the Seller proposes to sell to the Purchaser the 5,000,000 restricted shares of common stock of the Company currently owned by the Seller (the “Purchased Shares”), on the terms set forth herein.

NOW THEREFORE, In consideration of the premises, representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                        PURCHASE AND SALE AND CLOSING

1.1                      Purchase and Sale.  The Seller hereby agrees to sell, assign, transfer and deliver to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, the Purchased Shares in exchange for the Purchaser’s assumption of liabilities and indebtedness set forth on Exhibit A hereto, which shall be payable by the Company in due course.

1.2                      Escrow.  Prior to the Closing and pursuant to the terms of Escrow (as defined herein), the Seller shall deliver into the escrow of WUERSCH & GERING LLP, (“Escrow Agent”) the stock certificate representing the Shares (the “Certificate”) and a duly executed stock power (the “Stock Power”) providing for the transfer of the Shares to the Purchaser, in form acceptable to the Purchaser.

1.3                      Closing.  The closing (“Closing”) of the transaction contemplated hereby will occur on, or, before the ____ day of _____________, 2009 (the “Closing Date”) or such other date as mutually agreed by the parties.  At the Closing, the Certificate and Stock Power shall immediately be released from Escrow to the Purchaser who shall thereto legally possess all right, title and interest in the Shares.

2.                          REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1                        The Seller warrants, covenants and represents to the Purchaser with the intention of inducing the Purchaser to enter into this Agreement that:

(a)
the Seller is the legal and beneficial owner of the Purchased Shares, and on the Closing Date the Seller shall transfer to the Purchaser the Purchased Shares  free and clear of any lien, charge, mortgage, deeds of trust, pledge, easement, encumbrance, or security interest encumbrances, convertible rights, derivative rights, pre-emptive rights and contingent rights, and the Purchaser shall at the Closing acquire from the Seller all of the Seller’s right, title and interest in and to the Shares without recourse by Seller or any third party;

(b)
the Shares represent the sole equity ownership interest in the Company owned by the Seller; no other person has any right, title or interest in the Shares, contingent or otherwise, or any option or other right to acquire the Shares or claim any direct or indirect right or interest in the Shares, or any other ownership or rights of any nature or kind in any issued or unissued securities or equity interests of the Company;  The Shares are not the subject of any domestic consent decree or domestic relations order; if the Shares are marital property, the Seller has fully disclosed the existence of this Agreement to the spouse of the Seller and obtained written consent for the sale of the Shares;

Affiliate Stock Purchase Agreement

(c)
the Seller has the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Seller hereunder and to consummate the transactions contemplated hereby, the execution and delivery by the Seller of this Agreement and any other document, instrument or agreement to be executed and delivered by the Seller or the Company in connection herewith and the consummation by the Seller and the Company of the transactions contemplated hereby and thereby will not conflict with or violate any Laws binding upon or affecting the Company issued by a governmental authority or Laws applicable to the Seller or by which any of Seller’s properties or assets are bound or are subject.  “Laws” means any and all federal, state, provincial, regional, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other similar pronouncement binding upon or affecting the Company issued by a governmental authority, including, without limitation, the Securities Act and the Exchange Act, and the respective rules and regulations promulgated thereunder.

(d)
the Seller is, or has been during the past ninety (90) days, an officer, director, 10% or greater shareholder or "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the United States Securities Act of 1933, as amended (the "Securities Act");

(e)
to the best of the knowledge, information and belief of the Seller there are no circumstances that may result in any material adverse effect to the Company or the value of the Purchased Shares that are now in existence or may hereafter arise;

(f)	as of the Closing Date the Seller shall not be indebted to the Company and the Company shall not be indebted to the Seller;

(g)
the Seller does not now, nor will it prior to or on the Closing Date, own, either directly or indirectly, or exercise direction or control over any common shares of the Company other than the Purchased Shares;

(h)
the authorized capital of the Company consists of 100,000,000 common shares, par value $0.001, of which a total of 19,553,375 common shares have been validly issued, are outstanding and are fully paid and non-assessable;

(i)
no person, firm or corporation has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Company to issue any shares in its capital or to convert any securities of the Company or of any other company into shares in the capital of the Company, except as set forth in the Company’s most recent Annual Report on Form 10-K, as filed with the Commission on May 18, 2009;

(j)	as of the Closing, the liabilities of the Company whether accrued, contingent or otherwise, shall only include those liabilities set forth on Exhibit A hereto;

(k)	the Company does not beneficially own, directly or indirectly, shares in any other corporate entity;

(l)	the Company has good and marketable title to all of its assets, and such assets are free and clear of any financial encumbrances not disclosed in the Financial Statements;

Affiliate Stock Purchase Agreement

(m)
the Company has filed all reports required to be filed by it under the Securities Act and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) of the Exchange Act, (the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing;

(n)
the Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities; no person has a right to purchase or acquire or receive any equity or debt security of the Company;

(o)	the Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder;

(p)	the Seller agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement;

(q)
to the knowledge of Seller, there are no claims threatened against or affecting the Company nor are there any actions, suits, judgments, proceedings or investigations pending or, threatened against or affecting the Company, at law or in equity, before or by any Court, administrative agency or other tribunal or any governmental authority or any legal basis for same, and no order, judgment, ruling, injunction, assessment, award, decree or writ from any governmental authority and no any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental authority or arbitrator of any kind whatsoever, at law or in equity, pending or, to the Seller’s knowledge, threatened against the Seller;

(r)	the Company’s shares are DTC eligible;

(s)
neither the Company nor any director, officer, agent, or employee of the Company, or to Seller’s and the Company’s knowledge any other person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favourable treatment in securing business, (ii) to pay for favourable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Laws, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company;

(t)
No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of the Company, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement;

(u)
There are no pending or, to the Seller’s Knowledge, threatened, controversies, grievances or claims by any employee or former employee of the Company with respect to any such Person’s employment, termination of employment or compensation and benefits that, if adversely decided, would be material to the Company.  All liabilities of the Company to any and all current and former employees and any other persons in effect prior to the Closing Date shall terminate at or prior to the Closing.  As of the Closing Date, the Company shall have no liabilities, contingent or otherwise, with respect to any and all employees, former employees, contractors or consultants.

Affiliate Stock Purchase Agreement

(v)
The Company is in compliance with all applicable Laws, and is in compliance with all permits required to conduct its business prior to the Closing, except where non-compliance would not materially or adversely affect the Company;  To the Seller’s Knowledge, there are no inquiries, demands, complaints or investigations being conducted by any governmental authority or any person with respect to the Company or with respect to the Seller that could impair the Closing of this Agreement or impair the unencumbered legal right, title and interest of the Purchaser in the Shares after the Closing.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1	The Purchaser represents and warrants to the Seller that the Purchaser:

(a)	has the legal power and authority to execute and deliver this Agreement and to consummate the transactions hereby contemplated;

(b)
understands and agrees that offers and sales of any of the Purchased Shares prior to the expiration of a period of one year after the date of completion of the transfer of the Purchased Shares (the "Restricted Period") as contemplated in this Agreement shall only be made in compliance with the safe harbor provisions set forth in Rule 144, or pursuant to the registration provisions of the Securities Act or pursuant to an exemption therefrom, and that all offers and sales after the Restricted Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom; and

(c)
is acquiring the Purchased Shares as principal for the Purchaser's own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalisation thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Purchased Shares;

(d)
Based on the Purchaser’s Knowledge, experience and skill in evaluating and investing in securities derived from actual participation in financial, investment and business matters, the Purchaser is capable of evaluating the merits and risks of an investment in the Shares and the suitability of the Shares as an investment for the Purchaser.

(e)	the Purchaser is aware that no guarantees have been or can be made respecting the future value, if any, of the Shares or the profitability or success of the business of the Company.

(f)
the Purchaser hereby acknowledges that it is acquainted with the requirements of Section 16 and Section 13(d) of the Exchange Act and the Exchange Act Rules.  The Purchaser understands that, as a result of its acquisition of Shares, and in order to comply with Section 16 and Section 13(d) and the Exchange Act Rules, the Purchaser shall file a Form 3 and Schedule 13D and hereby agrees to make such filing.

3.2	The Purchaser agrees not to engage in hedging transactions with regard to the Purchased Shares accept in compliance with the Securities Act.

3.3
The Purchase acknowledges that a Legend as follows will be placed on the certificate representing the Shares to the effect that they have not been registered under the Securities Act or applicable state securities laws and appropriate notations thereof will be made in the Company’s stock books; there can be no assurance that there will be any market for resale of the Shares, nor can there be any assurance that such Shares will be freely transferable at any time in the foreseeable future:

Affiliate Stock Purchase Agreement

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER HEREOF THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY PURSUANT TO EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, OR PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION AFTER, IN EACH CASE, PROVIDING A LEGAL OPINION OR OTHER EVIDENCE SATISFACTORY TO THE ISSUER IN ITS SOLE DISCRETION.

4.                           Conditions to Closing

4.1                         Deliveries into Escrow and Company Actions.

(a)           The Seller shall deliver into escrow with the Escrow Agent (i) the duly authorized and written executed resolutions of the Board of Directors regarding the appointment of the nominees for new officers and directors of the Company as provided on Exhibit B, which in the case of the officers shall be effective immediately and the appointment of the new Board members shall be effective following ten (10) calendar days from the date of filing with the U.S. Securities and Exchange Commission of an Information Statement on Schedule 14f-1 by the Company (as the same may be amended prior to the expiration of such ten (10) day period, and which amendment thereof shall extend the ten (10) day period therefrom); and (ii) the duly executed written resignations, to be effective at the completion of the period required for public notice following the filing of Information Statement on Schedule 14f-1, of each director of the Company serving immediately prior to execution of this Agreement, and no other directors or officers shall have been appointed or elected to serve the Company after the execution of this Agreement by the Seller except as otherwise expressly provided herein.

(b)           The Seller shall promptly deliver to Escrow Agent physical possessions of all original minute books, corporate seals and stock records of the Company and all other books and records, permits, policies, EDGAR filer codes and the Governing Instruments of the Company;

(c)           The Seller covenants and agrees that from the date hereof to the Closing Date, it shall cause the Company to undertake the following:

(i)           The Board of Directors will adopt resolutions authorizing and approving this Agreement and the entry into a Strategic Alliance & License Agreement with Cono Italiano Inc. in consideration for the issuance of 9,309,442 restricted shares of Company common stock to Cono Italiano Inc. or its assigns;

(ii)           The Company maintain the books, accounts and records of the Company in the usual, regular and ordinary manner and consistent with past practice;

(iii)           The Board and the officers will not encumber the Company with liabilities or Liens;

(iv)           The Board and the officers will not amend, adversely modify or terminate any contract except as otherwise necessary to comply with this Agreement;

(v)           not take any action that might reasonably be expected to adversely affect the ability of either party to execute, deliver or perform this Agreement. The Seller, the Company and the Purchaser will use their respective best efforts (A) to obtain all necessary consents and approvals of governmental and regulatory authorities to the consummation of the transactions contemplated by this Agreement, (B) to obtain all other waivers and/or consents necessary or advisable in connection with the transactions contemplated by this Agreement, and (C) to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with and fulfilled by them prior to or at the Closing Date.  All transactional matters, corporate ministerial actions, regulatory filings or consent payments prior to Closing shall be at the Seller’s sole cost and expense;

(d)           Prior to Closing, the Company shall, and the Seller shall cause the Company to, fully, faithfully and promptly discharge its ordinary course regulatory compliance obligations as and when due;

Affiliate Stock Purchase Agreement

(e)           The Seller hereby agrees that it shall, and shall cause the Company, not to take any action to liquidate or dissolve or otherwise reclassify its corporate identity, and shall promptly notify the Purchaser if any third party attempts or executes any action which interferes with the consummation of the transactions contemplated by this Agreement.

(f)           Prior to Closing, the Company shall, and the Seller shall cause the Company to, not make or declare any distributions or dividends payable to stockholders.  At the closing The Company shall not have any declared and unpaid dividends or distributions owing to stockholders.

(g)           Subject to the effective period for notice pursuant to filing of Schedule 14f-1, immediately prior to the Closing, the Board of Directors serving as of the date of this Agreement shall cause the effectiveness of the appointment to the Board of Directors of the Persons set forth on Exhibit B.

(h)           Each director of the Company serving as of the date immediately prior to the execution of this Agreement shall resign upon the effectiveness of ten (10) calendar days elapsed following the filing with the U.S. Securities and Exchange Commission of an Information Statement on Schedule 14f-1 (as the same may be amended prior to the expiration of such ten (10) day period, and which amendment thereof shall extend the ten (10) day period therefrom).  Following the execution of this Agreement and through the date of effectiveness of such prior director resignations, no other directors shall be appointed or elected to serve the Company except as otherwise expressly provided herein.  Following execution of this Agreement by the Seller, no other officers of the Company and no powers of attorney to act on behalf of the Company shall be appointed by the Board of Directors except as otherwise expressly provided herein.

(i)           Prior to the Closing, the Seller and the Company agree to permit the Purchaser and its employees, agents and representatives to have reasonable access to the properties, assets, books and records, contracts and other documents, on reasonable prior notice, during regular business hours.

(j)           Prior to the Closing, neither the Seller or the Company, on the one hand, nor the Purchaser, on the other hand, nor any of their agents or affiliates, shall either directly or indirectly make any press release or other public communication after the date hereof with respect to the transaction contemplated hereby without the prior written consent of all other parties hereto (which shall not be unreasonably withheld) unless required by applicable Laws, rule or regulation (including the rules and regulations of the SEC and any securities quotation system or securities exchange) to make such a communication.

4.2                         Escrow Agent.

(a)           The Seller and the Purchaser acknowledge that pursuant to this Agreement the Seller is conveying legal title of the Shares to the Purchaser at the Closing.  To facilitate efficiency at Closing the parties hereby appoint Escrow Agent to serve as escrow agent and hold the Seller Escrow (as defined below).  Prior to the Closing: (i) the Seller shall deliver to the Escrow Agent the Certificate, the Stock Power and all other materials required to be delivered by Seller to the Purchaser at the Closing pursuant to the terms and conditions set forth in this Agreement (the “Seller Escrow”). The Seller Escrow shall be held and released at Closing by the Escrow Agent upon satisfaction of all terms and conditions in accordance with the terms and conditions of this Agreement (the “Escrow”).  The Escrow Agent is expressly authorized by the parties to rely upon all representations, warranties, covenants and other provisions of this Agreement.

(b)           At the Closing, upon satisfaction or waiver of all conditions precedent set forth in this Agreement, the Escrow Agent shall deliver the Certificate, Stock Power and an instruction letter to the Company’s transfer agent for re-issuance of such securities on a new certificate in the name of Purchaser as holder of record of said securities.

(c)           In the event of any controversy between the parties hereto or any third person with respect to the escrow services provided by the Escrow Agent, the Escrow Agent, at its sole discretion, shall not be required to make any determinations or take any action.  If there is any dispute as to whom the Escrow Agent is to deliver their respective escrow, then, the Escrow Agent may, at its sole discretion, hold the respective Seller Escrow until such party’s rights are finally determined in a judicial forum or proceeding having competent jurisdiction over the parties.  Notwithstanding anything to the contrary herein, the Escrow Agent may elect to deposit the Seller Escrow into any court of competent jurisdiction for resolution of any controversy.

Affiliate Stock Purchase Agreement

(d)           The Escrow Agent’s duties are limited to those set forth in this Agreement.  Except in the case of wilful misconduct or gross negligence, each of the Seller and the Purchaser agree to jointly and severally indemnify and hold harmless the Escrow Agent with respect to any and all services rendered hereunder, including, without limitation, all fees, costs, expenses and disbursements of counsel incurred in enforcing the rights of the Escrow Agent with respect to this Agreement and in defending any action against the Escrow Agent related to this Agreement, in each case irrespective of the outcome of such action thereto.  The Seller and the Purchaser expressly exculpate the Escrow Agent and or Escrow Agent for any and all actions taken, or omitted to be taken, in good faith reliance upon this Agreement and the transactions contemplated hereunder.

(e)           All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all such actions have been taken, executed and delivered.  The parties agree that the Closing shall be deemed to occur and effective upon confirmation by Escrow Agent of release from Escrow of all Closing deliveries.  At the Closing, each party shall be deemed to duly deliver this Agreement to the other party effective upon release from Escrow.

4.3           Release and Post Closing Undertakings

(a)           Release.  At Closing, Seller in its own capacity and on behalf of Seller’s past, present and future Affiliates, legal representatives, heirs, beneficiaries and assigns (“Seller Related Persons”) hereby releases and forever discharges the Company and each of its past, present and future Affiliates, stockholders, members, successors and assigns and their respective officers, directors and employees (each, a “Releasee” and collectively, “Releasees”), from any and all claims, demands, proceedings, causes of action, (including rights of contribution, if any, court orders, obligations, contracts and agreements (express or implied), debts or liabilities under or related to the Shares, the Company or its predecessors in interest, including any liability or obligation arising under or pursuant to any stockholder agreement, indemnity agreements, employment agreement or other compensation agreement, accrued and unpaid compensation or any claim for indemnification pursuant to the Governing Instruments of the Company, in each case, whether known or unknown, suspected or unsuspected, both at Law and in equity, which the Seller or any of the Seller Related Persons now has, has ever had or hereafter has against the Releasees. Notwithstanding anything in this Agreement to the contrary, the Seller agrees that, should he become liable for indemnification to any Purchaser Indemnitee pursuant to this Agreement, the Company shall not have any liability to the Seller for reimbursement, indemnification, subrogation or otherwise as a result of such breach. The Seller shall not have any right, whether by way of indemnification, contribution or otherwise, to reimbursement from the Purchaser or any of its Affiliates (including the Company) for any indemnification payments made by Seller.

(b)           Post-Closing Undertakings.  The Seller hereby agrees to promptly take such actions as the Escrow Agent may reasonably request to effectuate the matters set forth in this Agreement.

(c)           Post-Closing Sec Reports.  Except for any Form 3, 4 or 5 to be filed on behalf of the Seller, the Purchaser hereby agrees that it shall file any and all necessary SEC Reports, including but not limited to any Schedule 13D, Schedule 14F1, 8-K or any other SEC Report.

7.             Indemnification

From and after the Closing, the Seller shall indemnify the Purchaser and its respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnitees”), against and hold the Purchaser Indemnitees harmless from:

(a)           any Losses based upon, resulting from, arising out of, caused by or in connection with, any inaccuracy in, or breach of, any of the representations and warranties of Seller in this Agreement;

Affiliate Stock Purchase Agreement

(b)           any Losses based upon, resulting from, arising out of, caused by or in connection with any breach or non-performance of any covenant, agreement or obligation of the Seller or, prior to Closing, the Company in this Agreement;

(c)           any Losses based on, resulting from, arising out of, caused by or in connection with (and notwithstanding any disclosure contained herein or otherwise known to the Purchaser Indemnitees);

(d)           any and all Losses which Purchaser shall incur or suffer as a result of any act or omission of Seller or Seller’s agents in connection with the breach of any Laws prior to the Closing Date; or

(e)           any Losses based upon, resulting from, arising out of, caused by or in connection with any failure of the Seller to comply with the provisions for indemnification herein.

The indemnification under this Agreement shall remain in effect for the applicable statute of limitations with respect to any and all covered matters arising during the one year period from the date hereof.

5.                        POST-CLOSING SEC REPORTS

5.1           Except for any Form 3, 4, 5 or Schedule 13D to be filed on behalf of the Seller, the Purchaser hereby agrees that it shall file any and all necessary SEC Reports, including but not limited to any Form 8-K or any other SEC Report.

6.                        MISCELLANEOUS

6.1                      The parties hereto acknowledge that they have obtained independent legal advice with respect to this Agreement and acknowledge that they fully understand the provisions of this Agreement.

6.2                      Unless otherwise provided, all dollar amounts referred to in this Agreement are in United States dollars.

6.3                      There are no representations, warranties, collateral agreements, or conditions concerning the subject matter of this Agreement except as herein specified.

6.4                      This Agreement will be governed by and construed in accordance with the laws of the State of New York. The parties hereby attorn to the jurisdiction of the courts in New York, New York with respect to any legal proceedings arising from this Agreement.

6.5                      The representations and warranties of the parties contained in this Agreement shall survive the closing of the purchase and sale of the Purchased Shares and shall continue in full force and effect for a period of one year.

6.7                      This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

6.8                      Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

6.9                      All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (b) one business day after being sent via overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth on the signature page hereto.  Any party may on a supplemental basis give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail).  Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

Affiliate Stock Purchase Agreement

7.0                      STOCK POWER

The undersigned, GALLANT ENERGY INTERNATIONAL INC., stockholder of record of TIGER RENEWABLE ENERGY LTD., by the hand of its duly authorized undersigned officer, hereby assigns and transfers title unto the Purchaser the 5,000,000 shares of restricted common stock, as represented by the stock certificate of Seller, at such time as all terms and conditions in this Agreement are satisfied or waived, as evidenced upon delivery to the Company’s Transfer Agent by the Escrow Agent, and the Seller does hereby irrevocably constitute and appoint the law firm of Wuersch & Gering LLP as Escrow Agent to cause the transfer of title of said shares of Common Stock on the books of the within named Company, with full power of substitution in the premises, effective as of the date of delivery to the Transfer Agent.  This provision shall be deemed to serve as a Stock Power and shall have the same full power, force and effect as a separate Stock Power instrument, which may be fully relied upon by the Company, the Escrow Agent and the Company’s Transfer Agent to the same and full extent as a separately fully endorsed Stock Power with express waiver of Medallion Signature Guarantee by the Seller and the Company.

IN WITNESS WHEREOF, Each of the parties hereto has executed this Agreement to be effective as of the day and year first above written.

SELLER:

GALLANT ENERGY INTERNATIONAL INC.

/s/ Denis Pontbriand
Name:	Denis Pontbriand
Title:	President

PURCHASER:

LARA MAC INC.

/s/ Mitchell Brown
Name:	Mitchell Brown
Title:	Chief Executive Officer

Affiliate Stock Purchase Agreement

EXHIBIT A

Liabilities and Indebtedness of Tiger Renewable Energy Ltd.

[Attached]

EXHIBIT B

Nominees for Appointments as New Officers and Directors of the Company

1.	Mitch Brown, Chief Executive Officer and Director

2.	Alex J. Kaminski, Chief Financial Officer and Director

3.	Joseph Masselli, President and Chief Operating Officer and director

4.	Steve Savage, Secretary and Director

5.	Scott Smith, Director